Exhibit 5.1

August 16, 2022

The Arena Group Holdings, Inc.

200 Vesey Street

24th Floor

New York, New York 10281

Re: The Arena Group Holdings, Inc. – Registration Statement on Form S-3, a Post-Effective Amendment to Registration Statement on Form S-1 (File No. 333-260597)

Ladies and Gentlemen:

We have acted as securities counsel to The Arena Group Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of a Post-Effective Amendment No. 1 to Registration Statement on Form S-3, relating to the Company’s Registration Statement on Form S-1 (File No. 333-260597), including the related prospectus, which was amended by Amendment No. 1, and initially declared effective by the Commission on November 29, 2021 (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission. Any capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Registration Statement.

The Registration Statement relates to the registration by the Company for resale from time to time by the selling stockholders covered by the Registration Statement (the “Selling Stockholders”) of up to 11,807,005 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that were originally registered under the Registration Statement, of which there are up to 10,980,563 Shares remaining that are issued or issuable to the Selling Stockholders as of the date hereof.

Unless otherwise noted, the share and per-share information used herein reflects a reverse stock split of the Company’s outstanding Common Stock at an assumed one-for-twenty-two (1-for-22) ratio that was effective at 8:00 p.m. Eastern Time on February 8, 2022, and implemented at the beginning of trading on the NYSE American on February 9, 2022 (the “Reverse Stock Split”). Any fractional shares that would otherwise be issued as a result of the Reverse Stock Split were rounded up to the nearest whole share.

The Shares included in the Registration Statement (some of which have been sold since the original effective date, as described above) consist of:

(i)	up to 1,700,000 shares of Common Stock issued in connection with a private placement (the “2018 PIPE Investment Shares”);

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August 16, 2022

(ii)	up to 53,887,470 shares of Common Stock previously issued upon the conversion of certain 12% Senior Secured Subordinated Debentures (such shares of Common Stock, collectively, the “Debenture Shares”);

(iii)	up to 45,200,000 shares of Common Stock previously issued upon the conversion of the Series I Convertible Preferred Stock, par value $0.01 (such shares of Common Stock, collectively, the “Series I Shares”);

(iv)	up to 40,562,165 shares of Common Stock previously issued upon conversion of the Series J Convertible Preferred Stock, par value $0.01 (such shares of Common Stock, collectively, the “Series J Shares”);

(v)	up to 29,917,500 shares of Common Stock previously issued upon conversion of the Series K Convertible Preferred Stock, par value $0.01 (such shares of Common Stock, collectively, the “Series K Shares” and, together with the Series I Shares and the Series J Shares, the “Preferred Stock Shares”);

(vi)	up to 27,864,288 shares of Common Stock issued in connection with a private placement (the “2021 PIPE Investment Shares”);

(vii)	up to 4,094,708 shares of Common Stock issued in connection with a settlement and release (the “Piggy-back Shares”);

(viii)	up to 1,500,000 shares of Common Stock (the “June 2018 Warrant Shares”) issuable upon exercise of warrants that were issued in June 2018 (the “June 2018 Warrants”);

(ix)	up to 875,000 shares of Common Stock (the “October 2018 Warrant Shares” and, together with the June 2018 Warrant Shares, the “Warrant Shares”) issuable upon exercise of warrants that were issued in October 2018 (the “October 2018 Warrants” and, together with the June 2018 Warrants, the “Warrants”); and

(x)	up to 54,151,846 shares of Common Stock (the “Series H Conversion Shares”) issuable upon the conversion of outstanding shares of Series H Convertible Preferred Stock, par value $0.01 per share (the “Series H Preferred Stock”).

We refer to the Shares of Common Stock that are issued and outstanding as of the date hereof of the 2018 PIPE Investment Shares, the Debenture Shares, the Preferred Stock Shares, the 2021 PIPE Investment Shares, and the Piggy-back Shares, collectively, as the “Issued Shares.”

In connection with the opinions expressed herein, we have examined and relied on originals or copies identified to our satisfaction of such documents and records and considered such legal matters as we have deemed relevant or necessary for the purposes of this letter, including, without limitation the following documents (collectively, the “Documents”):

(1)	An Secretary’s Certificate, dated as of August 16, 2021 (the “Secretary’s Certificate”), executed by the Chief Financial Officer and Secretary of the Company;

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August 16, 2022

(2)	The Registration Statement, including the exhibits filed therewith;

(3)	The Amended and Restated Certificate of Incorporation, which includes the Certificate of Designation of Preferences, Rights and Limitations of Series H Convertible Preferred Stock (the “Series H Certificate of Designation”);

(4)	The Certificate of Amendment as filed with the Delaware Secretary of State on December 18, 2020;

(5)	Certificate of Amendment as filed with the Delaware Secretary of State on January 20, 2022;

(6)	Certificate of Correction of the Certificate of Amendment of the Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on January 26, 2022;

(7)	Certificate of Correction of the Certificate of Amendment of the Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on February 3, 2022;

(8)	The Second Amended and Restated Bylaws of the Company;

(9)	The Certificate of Designation of Preferences, Rights and Limitations of Series I Convertible Preferred Stock and the Certificate of Elimination of Series I Convertible Preferred Stock;

(10)	The Certificate of Designation of Preferences, Rights and Limitations of Series J Convertible Preferred Stock and the Certificate of Elimination of Series J Convertible Preferred Stock;

(11)	The Certificate of Designation of Preferences, Rights and Limitations of Series K Convertible Preferred Stock and the Certificate of Elimination of Series K Convertible Preferred Stock;

(12)	The January 2018 SPA, the January 2018 Registration Rights Agreement, the March 2018 SPA, and the March 2018 Registration Rights Agreement;

(13)	The May 2021 SPAs, the June 2021 SPA, and the 2021 PIPE Registration Rights Agreements;

(14)	The December 2018 SPAs, the March 2019 SPAs, the April 2019 SPA, the Debentures, and the Debenture Registration Rights Agreements;

(15)	The Series I SPAs and the Series I Registration Rights Agreements;

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August 16, 2022

(16)	The Series J SPAs, the Series J 2019 Registration Rights Agreements, and the Series J 2020 Registration Rights Agreements;

(17)	The Series K SPAs and the Series K Registration Rights Agreements;

(18)	The GRCOA;

(19)	The Strome Warrant;

(20)	Securities purchase agreements, dated October 18, 2018, by and among the Company and the purchasers signatories thereto;

(21)	The 2018 Warrants;

(22)	The 2018 Series H SPAs, the 2020 Series H SPAs, and the form of registration rights agreement, dated as of August 9, 2018;

(23)	The Exchange Agreement, dated as of October 31, 2020, by and between the Company and a former executive officer;

(24)	The minutes of meetings and resolutions of the Board of Directors of the Company relating to the Issued Shares, the Warrant Shares and the Series H Conversion Shares as provided to us by the Company; and

(25)	Such other documents and records and other certificates and instruments and matters of law as we have deemed necessary or appropriate for purposes of rendering the opinions hereinafter set forth, subject to the assumptions, limitations, and qualifications stated herein.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

(A)	We have assumed the genuineness of all signatures on the Documents submitted to us, the authority of all parties (other than the Company) executing such Documents, the legal capacity of all natural persons executing such Documents, the authenticity of all Documents submitted to us as originals, and the conformity to original Documents of all Documents submitted to us as reproduced or certified copies.

(B)	The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court, and administrative decisions as they presently have been interpreted and our opinions do not apply to any change in, and the effect thereof on, any of the foregoing occurring after the date hereof.

(C)	We have assumed without verification that, with respect to the minutes of any meetings of the stockholders of the Company or of the Board of Directors or any committees thereof of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings, and a quorum was present and acting throughout the meetings.

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August 16, 2022

(D)	We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company. As to questions of fact material to these opinions, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company and the Selling Stockholders.

(E)	The opinions set forth herein is expressly limited to the laws of the State of Delaware. No opinion is given or implied regarding federal law or the laws of any jurisdiction other than the laws of the State of Delaware as currently in effect. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us. The opinions herein are as of the date hereof and are based on current law and facts and circumstances. We have no obligation, and expressly decline any undertaking, to revise or supplement these opinions or otherwise advise you should applicable law or the existing facts and circumstances change.

On the basis of the foregoing and in reliance thereon, and subject to the limitations, qualifications, and assumptions set forth herein, we are of the opinions that:

(1)	The Issued Shares to be sold by the Selling Stockholders pursuant to the Registration Statement have been duly authorized and are validly issued, fully paid, and non-assessable.

(2)	The Series H Conversion Shares to be sold by the Selling Stockholders pursuant to the Registration Statement have been duly authorized for issuance and, upon conversion of the Series H Preferred Stock by the applicable Selling Stockholder, and upon issuance in conformity with and pursuant to the terms and conditions of the Series H Preferred Stock as set forth in the Series H Certificate of Designation, the Series H Conversation Shares will be validly issued, fully paid, and non-assessable; and

(3)	The Warrant Shares to be sold by the Selling Stockholders pursuant to the Registration Statement have been duly authorized for issuance and, when issued and delivered by the Company against payment of any exercise price therefor specified in the respective Warrants, upon exercise of the Warrants in accordance with the terms of the Warrants by the applicable Selling Stockholder, the Warrant Shares will be duly and validly issued, fully paid, and non-assessable.

The foregoing opinions are qualified to the extent that (i) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers), and (ii) no opinions are expressed herein as to compliance with or the effect of any federal or state law, rule, or regulation relating to securities, or to the sale or issuance thereof.

This opinion letter and the opinions expressed herein are for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus, which constitutes a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder. Our opinions are expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Issued Shares, the Conversion Shares, the Warrant Shares, or the Registration Statement. These opinions are given as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law. We bring to your attention that our legal opinions are an expression of professional judgment and are not a guarantee of result.

Sincerely,

Baker & Hostetler LLP